EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 31, 2011, with respect to the consolidated financial statements included in the Annual Report of WaferGen Bio-systems, Inc. on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of WaferGen Bio-systems, Inc. on Form SB-2 (File No. 333-146239), Forms S-1 (File Nos. 333-162470 and 333-165155), Form S-3 (File No. 333- 167165), and Forms S-8 (File Nos. 333-152597, 333-164558 and 333-170029).

/s/ Rowbotham and Company LLP

San Francisco, California
March 31, 2011